Exhibit 99.1

Reliance Global Group Embraces ‘OneFirm’ Approach for Future Growth

Consolidates All Reliance Owned Agencies Under the RELI Exchange Brand

Anticipated Benefits Include Enhanced Efficiencies, Cross Talent Utilization, and Cross-Selling

Reliance is Positioned for Seamless Integration of Accretive Acquisitions and Rapid Scalability

SMIC Now Under the RELI Exchange Umbrella

LAKEWOOD, N.J., November 16, 2023 — Reliance Global Group, Inc. (Nasdaq: RELI; RELIW) (“Reliance”, “we” or the “Company”), today formally announces its OneFirm vision and branding consolidation under the RELI Exchange umbrella.

Ezra Beyman, CEO of Reliance, commented, “As we continue to grow, the Company is furthering its ‘OneFirm’ approach which brings together Reliance Global Group’s individual agencies under the single umbrella of RELI Exchange. We’re confident this move will bring substantial benefits and efficiencies to our agents, their clients, our investors, and the Company. OneFirm is expected to significantly enhance the Company’s market presence across the U.S., as Reliance Global Group’s agencies will operate under the unified brand of RELI Exchange across all business lines and all markets. We anticipate that this will fortify our relationships with carriers, enabling us to realize more profitable commission and bonus contracts, due to expected increases in business volume. Additionally, this platform will propel our RELI Exchange agency partners by providing them the ability to effectively secure policies across a broad range of insurance products and markets. Moreover, OneFirm will continue to bring the Company together as one cohesive unit, creating cross-selling and cross talent sharing opportunities for our internal agents and agency partners. Early financial benefits of our OneFirm platform are already evident by the Company’s 19% year-over-year increase in revenues and the decreased operational losses by more than 21% during the first nine months of 2023, as previously reported. Furthermore, we believe the OneFirm unified approach will position us to scale rapidly as we continue to seek out and integrate accretive acquisitions which we believe will further broaden Reliance Global Group’s industry and market reach.”

Moshe Fishman, Director of Insurtech and Operations, stated, “Implementing the ‘OneFirm’ strategy has begun to yield positive results for the Company, as demonstrated in the recent 2023 third quarter business update. With the U.S. insurance market’s vast potential, currently valued at $2.7 trillion and anticipated to grow by 26% to $3.4 trillion by 2027, we believe the timing couldn’t be more perfect for us to adopt a comprehensive company-wide operating and branding strategy. OneFirm positions the Company to capture a larger share of this expanding market and will provide RELI Exchange with substantial advantages, including the ability to leverage the exceptional talent currently employed across our organization, the capability for enhanced data access and sharing, segmentation of specialized support services, and a reduction in overall operating expenses by streamlining operations and redeploying existing talent to revenue generating roles as and where appropriate. Our ‘OneFirm’ platform also positions the Company well to absorb additional talent per expected industry shifts, where an increasing number of captive agents make the move from their current roles, to seek out more profitable and lucrative opportunities to build their businesses.”

Reliance’s Chief Financial Officer, Joel Markovits commented, “We are super charged and excited about OneFirm and going to market collectively under RELI Exchange branding. We expect these enhancements to increase our top and bottom-line results and we move forward with high expectations and a tenacity for success to continue in our efforts to build stockholder value. As always, we thank our investors for their support and look forward to accomplishing even more, in the months and years to come.”

About Reliance Global Group, Inc.

Reliance Global Group, Inc. (NASDAQ: RELI, RELIW) is an InsurTech pioneer, leveraging artificial intelligence (AI), and cloud-based technologies, to transform and improve efficiencies in the insurance agency/brokerage industry. The Company’s business-to-business InsurTech platform, RELI Exchange, provides independent insurance agencies an entire suite of business development tools, enabling them to effectively compete with large-scale national insurance agencies, whilst reducing back-office cost and burden. The Company’s business-to-consumer platform, 5minuteinsure.com, utilizes AI and data mining, to provide competitive online insurance quotes within minutes to everyday consumers seeking to purchase auto, home, and life insurance. In addition, the Company operates its own portfolio of select retail “brick and mortar” insurance agencies which are leaders and pioneers in their respective regions throughout the United States, offering a wide variety of insurance products. Further information about the Company can be found at https://www.relianceglobalgroup.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions and include statements such as the Company having built a best-in-class InsurTech platform, making RELI Exchange an even more compelling value proposition and further accelerating growth of the platform, rolling out several other services in the near future to RELI Exchange agency partners, building RELI Exchange into the largest agency partner network in the U.S., the Company moving in the right direction and the Company’s highly scalable business model driving significant shareholder value. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission and elsewhere and risks as and uncertainties related to: the Company’s ability to generate the revenue anticipated and the ability to build the RELI Exchange into the largest agency partner network in the U.S., and the other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as the same may be updated from time to time. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the risk factors included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and other subsequent filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Crescendo Communications, LLC

Tel: +1 (212) 671-1020

Email: RELI@crescendo-ir.com